Exhibit 99.1

November 7, 2023

Array Technologies, Inc. Reports Financial Results for the Third Quarter 2023 – Continues strong operational execution; announced Chief Financial Officer transition

Third Quarter 2023 Highlights

•	Revenue of $350.4 million(1)

•	Net income to common shareholders of $10.1 million

•	Adjusted EBITDA(2) of $57.4 million

•	Basic and diluted net income per share of $0.07

•	Adjusted diluted net income per share(2) of $0.21

•	Executed contracts and awarded orders at September 30, 2023 totaling $1.6 billion

(1)

Revenue results exclude the impact of a ($20.1) million Brazil value-added tax benefit, Imposto sobre Circulação de Mercadorias e Servicos (“ICMS”), that has been reclassified and included in cost of revenues in the current year. This reclassification was determined to be appropriate after we evaluated the expected treatment of governmental incentives for the 45X manufacturing credits under the Inflation Reduction Act, but has no impact on profitability or cash flow. For the three quarters ended September 30, 2022, an ICMS benefit of $8.2 million was included in revenues.

(2)	A reconciliation of the most comparable GAAP measure to its Non-GAAP measure is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies (NASDAQ: ARRY) (“Array” or “the Company”), a leading provider of tracker solutions and services for utility-scale solar energy projects, today announced financial results for its third quarter ended September 30, 2023.

“Despite the near-term secular challenges which impacted our volume when compared to the prior year, Array again delivered another strong quarter across all of our key metrics. Revenue for the quarter was $350.4 million which was in-line with our expectations, and adjusted EBITDA was $57.4 million, which exceeded our expectations as we once again delivered better than anticipated gross margin of 26.0% on an adjusted basis. We also continued to deliver positive free cash flow, generating $69.4 million in the quarter, bringing our year-to-date total to $126.4 million, which puts us well on track to achieve our full-year target of between $150 million and $200 million. On the back of this cash flow generation, we elected to make a $50 million prepayment on our term loan as we begin to execute on the deleveraging we discussed in previous quarters,” said Kevin Hostetler, Chief Executive Officer.

Mr. Hostetler continued, “On the demand side, we continue to see positive momentum heading into 2024. We are seeing a steady increase in our domestic pipeline, which has more than doubled from the second quarter. This increase is a key early indicator of the expected momentum in our orderbook. That said, we have continued to be impacted by short-term delays in project timing driven by customer pushouts, which has reduced our revenue outlook for the full year. However, despite these project timing challenges, we continue to be encouraged by our operational execution, in particular our efforts to expand our non-tracker offerings which will drive better than anticipated margins for the second half of the year. Accordingly, we expect our Adjusted EBITDA and Adjusted EPS outlook to remain largely unchanged,” Mr. Hostetler concluded.

Third Quarter 2023 Financial Results

Revenue decreased 32% to $350.4 million, compared to $515.0 million for the prior-year period resulting from a 22% reduction in the total number of MWs shipped and a decrease in ASP of 12% driven by lower input costs.

Gross profit increased 14% to $87.4 million compared to $76.6 million in the prior year period, driven by an increase in gross profit as a percent of revenue, partly offset by decreased volume. Gross margin increased to 24.9% from 14.9% driven by an improvement in pass-through pricing to customers and cost-saving opportunities in freight and material purchases.

Operating expenses decreased to $47.2 million compared to $59.4 million during the same period in the prior year. The decrease is primarily related to $12.0 million in lower amortization expense in 2023 compared to 2022, which had elevated amortization costs related to the STI acquisition.

Net income to common stockholders was $10.1 million compared to a net income of $28.4 million during the same period in the prior year, and basic and diluted income per share was $0.07 compared to basic and diluted income per share of $0.19 during the same period in the prior year. The reduction in net income from the prior year was driven by the $42.8 million legal settlement received by the Company during the third quarter of 2022 of which there was no comparable amount in the third quarter of 2023.

Adjusted EBITDA increased to $57.4 million, compared to $55.4 million for the prior-year period.

Adjusted net income was $31.4 million compared to adjusted net income of $28.9 million during the same period in the prior year and adjusted basic and diluted adjusted net income per share was $0.21 compared to adjusted diluted net income per share of $0.19 during the same period in the prior year.

Executed Contracts and Awarded Orders

Total executed contracts and awarded orders at September 30, 2023 were $1.6 billion, with $1.4 billion from our Array Legacy Operations segment and $0.2 billion from STI Norland. It is important to note that our orderbook at STI Norland was negatively impacted by approximately $80 million of orders that were cancelled due to Brazilian “forgiveness day” established by the Normative Resolution (REN) 1065/2023. Forgiveness day granted amnesty for renewable energy projects that had a generation grant and a signed Contract for the Use of the Transition System (“CUST”) but were never entered into commercial operation and/or could not be executed on the time planned by the project owner. The amnesty allowed the grants to be revoked and the CUST terminated without payment of fines.

Full Year 2023 Guidance

For the year ending December 31, 2023, the Company expects:

•	Revenue to be in the range of $1,525 million to $1,575 million

•	Adjusted EBITDA(3) to be in the range of $280 million to $290 million

•	Adjusted net income per share(3) to be in the range of $1.00 to $1.05

(3)

A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted

EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2023 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Transition of Chief Financial Officer

Today the Company also announced that Kurt Wood has been named Chief Financial Officer effective November 13, 2023. Mr. Wood replaces Nipul Patel, who will continue in his current role as Chief Financial Officer until Mr. Wood begins employment and thereafter will assist in the transition in an advisory role until Mr. Patel’s expected departure from the Company at the end of the year.

“Nipul has played a critical role over the last few years, helping to significantly reduce Array’s debt, improve our financial and operating performance, and build the strategy and execution against a volatile market backdrop,” said Array CEO Kevin Hostetler. “Importantly, under Nipul’s leadership, Array’s finance teams have become stronger operational partners to our business, creating insights to drive performance while deepening our focus on free cash flow. We are also grateful that Nipul will remain with us for the rest of the year to ensure a smooth transition.”

Kevin continued, “I am also extremely excited to welcome Kurt on board. He has a demonstrated history of financial leadership across companies of many sizes that will be critical as we continue to build upon the foundation Nipul began. Further, his background in business and corporate development will be instrumental in driving our next phase of growth.”

Prior to his appointment as Chief Financial Officer of Array, Mr. Wood had served as an advisor to Brunswick Corporation since April 2022. Prior to his role with Brunswick, Mr. Wood served as Chief Financial Officer of Berkeley Lights, Inc. from March 2021 to April 2022 after having served as VP of Business Development from October 2020. Prior to joining Berkeley Lights, Mr. Wood served as Corporate VP of Finance and Treasury for Micron Technology from February 2019 to October 2020. Mr. Wood also served as Chief Financial Officer and Treasurer at DriveTime from February 2014 to September 2018. Prior to DriveTime, Mr. Wood was Chief Financial Officer and a Partner at True North Venture Partners, where he sat on the firm’s investment committee. Mr. Wood has also held finance and business development roles with First Solar, KLA-Tencor, Vendio Services, Inc., and Intel Corporation. Mr. Wood holds a B.B.A. in Finance from the Kelley School of Business at Indiana University, Bloomington.

Conference Call Information

Array management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results.

The conference call can be accessed live over the phone by dialing (877)-869-3847 (domestic) or (201)-689-8261 (international). A telephonic replay will be available approximately three hours after the call by dialing (877)-660-6853, or for international callers, (201)-612-7415. The passcode for the live call and the replay is 13741372. The replay will be available until 11:59 p.m. (ET) on November 21, 2023.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the Company’s website at http://ir.arraytechinc.com.

About Array Technologies, Inc.

Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Investor Relations Contact:

Array Technologies, Inc.

Investor Relations

505-437-0010

investors@arraytechinc.com

Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks, uncertainties and other factors, including without limitation: changes in the demand for solar energy projects; a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment; failure to retain key personnel or failure to attract additional qualified personnel; defects or performance problems in our products that could result in loss of customers, reputational damage, a loss of revenue, and warranty, indemnity and product liability claims; a drop in the price of electricity derived from the utility grid or from alternative energy sources; challenges in our ability to consolidate the financial reporting of our acquired foreign subsidiaries; delays, disruptions or quality control problems in our product development operations; the effects of a further increase in interest rates, or a reduction in the availability of tax equity or project debt capital in the global financial markets, which could make it difficult for customers to finance the cost of a solar energy system and could reduce the demand for our products; changes to tax laws and regulations that are applied adversely to us or our customers; existing electric utility industry policies and regulations, and any subsequent changes, that may present technical, regulatory and economic barriers to the purchase and use of solar energy systems; the interruption of the flow of materials from international vendors, including as a result of the imposition of additional duties, tariffs and other charges or restrictions on imports and exports; changes in the global trade environment, including the imposition of import tariffs; economic, political and market conditions, including the Russian-Ukraine conflict, uncertain credit and global financial markets resulting from increasing inflation and interest rates along with recent bank failures, and the COVID-19 pandemic; the reduction, elimination or expiration of government incentives for, or regulations mandating the use of, renewable energy and solar energy specifically; our ability to, obtain, maintain, protect, defend or enforce, our intellectual property and other proprietary rights; significant changes in the costs of raw materials; the implementation of the IRA may not deliver as much growth as we are anticipating; our ability to remediate our material weaknesses on a timely basis or at all; the effect of our substantial indebtedness on our financial condition; the occurrence of cybersecurity incidents, including unauthorized disclosure of personal or sensitive data or theft of confidential information; and the other risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information

This press release includes certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted Gross Profit, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted Gross Profit as gross profit plus (i) developed technology amortization and (ii) other costs. Adjusted EBITDA as net income (loss) plus (i) other (income) expense, (ii) foreign currency (gain) loss, (iii) preferred dividends and accretion, (iv) interest expense, (v) income tax (benefit) expense, (vi) depreciation expense, (vii) amortization of intangibles, (viii) equity-based compensation, (ix) change in fair value of derivative assets, (x) change in fair value of contingent consideration, (xi) certain legal expense, (xii) certain acquisition costs, and (xiii) other costs. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) preferred accretion, (iv) equity-based compensation, (v) change in fair value of derivative assets, (vi) change in fair value of contingent consideration, (vii) certain legal expense, (viii) certain acquisition related costs, (ix) other costs, and (x) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We calculate net income (loss) per share as net income (loss) to common shareholders divided by the basic and diluted weighted average number of shares outstanding for the applicable period and we define Adjusted Net Income per share as Adjusted Net Income (as detailed above) divided by the basic and diluted weighted average number of shares outstanding for the applicable period.

We believe that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies.

Among other limitations, Adjusted Gross Profit, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted Gross Profit, Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted Gross Profit, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Gross Profit, Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of gross profit to Adjusted Gross Profit and net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except per share and share amounts)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$174,010	$133,901
Accounts receivable, net of allowance of $1,418 and $1,888, respectively	427,664	421,183
Inventories	216,018	233,159
Income tax receivables	367	3,532
Prepaid expenses and other	45,029	39,434

Total current assets	863,088	831,209
Property, plant and equipment, net	29,521	23,174
Goodwill	426,541	416,184
Other intangible assets, net	353,923	386,364
Deferred income tax assets	—	16,466
Derivative assets	64,130	—
Other assets	41,554	32,655

Total assets	$1,778,757	$1,706,052

LIABILITIES, REDEEMABLE PERPETUAL PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$171,730	$170,430
Accrued expenses and other	72,638	54,895
Accrued warranty reserve	2,506	3,690
Income tax payable	6,143	6,881
Deferred revenue	100,757	178,922
Current portion of contingent consideration	1,814	1,200
Current portion of debt	38,767	38,691
Other current liabilities	6,155	10,553

Total current liabilities	400,510	465,262
Deferred income tax liabilities	69,928	72,606
Contingent consideration, net of current portion	7,805	7,387
Other long-term liabilities	21,820	14,808
Long-term warranty	3,421	1,786
Long-term debt, net of current portion	658,879	720,352

Total liabilities	1,162,363	1,282,201

Commitments and contingencies (Note 11)
Series A Redeemable Perpetual Preferred Stock of $0.001 par value - 500,000 authorized; 425,956 and 406,389 shares issued as of September 30, 2023 and December 31, 2022, respectively; liquidation preference of $493.1 million and $493.1 million at respective dates	337,929	299,570

Array Technologies, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except per share and share amounts)

	September 30, 2023	December 31, 2022
Stockholders’ equity:
Preferred stock of $0.001 par value - 4,500,000 shares authorized; none issued at respective dates	—	—
Common stock of $0.001 par value - 1,000,000,000 shares authorized; 151,071,429 and 150,513,104 shares issued at respective dates	151	150
Additional paid-in capital	407,916	383,176
Accumulated deficit	(153,316)	(267,470)
Accumulated other comprehensive income	23,714	8,425

Total stockholders’ equity	278,465	124,281

Total liabilities, redeemable perpetual preferred stock and stockholders’ equity	$1,778,757	$1,706,052

Array Technologies, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$350,438	$515,024	$1,234,936	$1,235,475
Cost of revenue:
Cost of product and service revenue	259,419	434,801	892,696	1,088,719
Amortization of developed technology	3,640	3,640	10,918	10,918

Total cost of revenue	263,059	438,441	903,614	1,099,637

Gross profit	87,379	76,583	331,322	135,838

Operating expenses:
General and administrative	37,432	38,703	115,825	113,064
Change in fair value of contingent consideration	190	(572)	2,232	(5,981)
Depreciation and amortization	9,552	21,258	29,361	63,237

Total operating expenses	47,174	59,389	147,418	170,320

Income (loss) from operations	40,205	17,194	183,904	(34,482)
Other income (expense):
Other income (expense), net	2,979	(399)	5,997	(27)
Legal settlement	—	42,750	—	42,750
Foreign currency gain (loss)	207	(159)	273	1,968
Change in fair value of derivative assets	116	—	(1,140)	—
Interest expense	(13,064)	(8,746)	(35,372)	(23,709)

Total other (expense)	(9,762)	33,446	(30,242)	20,982

Income (loss) before taxes	30,443	50,640	153,662	(13,500)
Income tax expense (benefit)	7,229	9,996	39,508	(23,183)

Net income	23,214	40,644	114,154	9,683
Preferred dividends and accretion	13,091	12,257	38,359	36,045

Net income (loss) to common shareholders	$10,123	$28,387	$75,795	$(26,362)

Income (loss) per common share
Basic	$0.07	$0.19	$0.50	$(0.18)

Diluted	$0.07	$0.19	$0.50	$(0.18)

Weighted average number of common shares outstanding
Basic	151,068	150,322	150,865	149,604

Diluted	152,323	151,382	152,083	149,604

Array Technologies, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating activities:
Net income	$23,214	40,644	$114,154	9,683
Adjustments to net income:
Provision for (recovery of) bad debts	24	150	(117)	660
Deferred tax expense (benefit)	(532)	(12,092)	284	(36,002)
Depreciation and amortization	9,906	21,524	30,318	64,039
Amortization of developed technology	3,638	3,638	10,918	10,918
Amortization of debt discount and issuance costs	4,125	1,717	9,123	5,003
Equity-based compensation	3,384	4,205	11,695	11,677
Contingent consideration	189	(572)	2,232	(5,981)
Warranty provision	(28)	3,126	451	4,341
Write-down of inventories	1,129	(2,742)	4,587	(2,333)
Change in fair value of derivative assets	(116)	—	1,140	—
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	74,675	(32,488)	(6,364)	(139,036)
Inventories	(10,290)	62,918	12,554	(14,273)
Income tax receivables	(55)	3,452	3,165	(3,610)
Prepaid expenses and other	1,152	11,314	(2,140)	16,329
Accounts payable	(16,099)	(32,440)	14,443	42,073
Accrued expenses and other	11,387	37,915	18,484	41,271
Warranty payments	—	(373)	—	(373)
Income tax payable	(10,568)	10,168	(738)	2,951
Lease liabilities	(9,464)	(2,786)	(8,050)	1,914
Deferred revenue	(14,053)	(12,491)	(78,165)	34,772

Net cash provided by operating activities	71,618	104,787	137,974	44,023

Investing activities:
Purchase of property, plant and equipment	(2,191)	(2,795)	(11,615)	(6,690)
Acquisition of STI, net of cash acquired	—	2	—	(373,816)

Net cash provided by (used in) investing activities	(2,191)	(2,793)	(11,615)	(380,506)

Financing activities:
Proceeds from Series A issuance	—	—	—	33,098
Proceeds from common stock issuance	—	—	—	15,885
Series A equity issuance costs	(1)	(592)	(1,509)	(1,167)
Common stock issuance costs	—	—	—	(450)

Array Technologies, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Dividends on Series A Preferred	—	(18,670)	—	(18,670)
Payments on revolving credit facility	—	(83,000)	—	(116,000)
Proceeds from revolving credit facility	—	15,000	—	116,000
Proceeds from issuance of other debt	36,715	8,620	60,516	39,219
Principal payments on term loan facility	(51,075)	—	(73,225)	—
Principal payments on other debt	(30,767)	(10,909)	(69,024)	(33,286)
Contingent consideration payments	—	—	(1,200)	(1,483)

Net cash provided by (used in) financing activities	(45,128)	(89,551)	(84,442)	33,146

Effect of exchange rate changes on cash and cash equivalent balances	(6,255)	(711)	(1,808)	(1,555)
Net change in cash and cash equivalents	18,044	11,732	40,109	(304,892)
Cash and cash equivalents, beginning of period	155,966	51,046	133,901	367,670

Cash and cash equivalents, end of period	$174,010	$62,778	$174,010	$62,778

Supplemental Cash Flow Information
Cash paid for interest	$19,058	$14,798	$34,938	$22,226
Cash paid for income taxes (net of refunds)	$18,313	$1,419	$36,797	$1,189
Non-cash Investing and Financing Activities
Dividends accrued on Series A Preferred	$6,696	$—	$19,567	$—
Stock consideration paid for acquisition of STI	$—	$—	$—	$200,224

Array Technologies, Inc.

Adjusted Gross Profit, Adjusted EBITDA, and Adjusted Net Income Reconciliation (unaudited)

(in thousands, except per share amounts)

The following table reconciles Gross profit to Adjusted Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	350,438	515,024	1,234,936	1,235,475
Cost of revenue	263,059	438,441	903,614	1,099,637

Gross profit	87,379	76,583	331,322	135,838

Amortization of developed technology	3,640	3,640	10,918	10,918
Other costs (a)	—	2,219	—	5,032

Adjusted Gross Profit	91,019	82,442	342,240	151,788

Adjusted Gross Margin	26.0%	16.0%	27.7%	12.3%

a)

For the three months ended September 30, 2022, other costs represent $2.2 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event. For the nine months ended September 30, 2022, other costs represent $5.0 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event.

Array Technologies, Inc.

Adjusted Gross Profit, Adjusted EBITDA, and Adjusted Net Income Reconciliation (unaudited)

(in thousands, except per share amounts)

The following table reconciles net income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$23,214	$40,644	$114,154	$9,683
Preferred dividends and accretion	13,091	12,257	38,359	36,045

Net income (loss) to common shareholders	$10,123	$28,387	$75,795	$(26,362)

Other expense, net	(2,979)	399	(5,997)	27
Legal settlement (a)	—	(42,750)	—	(42,750)
Foreign currency (gain) loss	(207)	159	(273)	(1,968)
Preferred dividends and accretion	13,091	12,257	38,359	36,045
Interest expense	13,064	8,746	35,372	23,709
Income tax (benefit) expense	7,229	9,996	39,508	(23,183)
Depreciation expense	956	663	2,422	1,867
Amortization of intangibles	8,949	20,949	27,896	62,603
Amortization of developed technology	3,640	3,640	10,918	10,918
Equity-based compensation	3,350	4,198	11,930	11,667
Change in fair value of derivative assets	(116)	—	1,140	—
Change in fair value of contingent consideration	190	(572)	2,232	(5,981)
Legal expense (b)	103	2,227	654	5,006
M&A (c)	—	(206)	—	10,771
Other costs (d)	—	7,328	—	14,655

Adjusted EBITDA	$57,393	$55,421	$239,956	$77,024

(a)	Settlement in our favor resulting from the action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets
(b)

Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the Company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, which litigation was dismissed with prejudice by the Court on May 19, 2023, and (iii) other litigation. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c)	Represents fees related to the acquisition of STI Norland.
(d)

For the three months ended September 30, 2022, other costs represent (i) $4.9 million related to certain professional fees incurred related to the integration of STI Norland, (ii) $2.2 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $0.2 million of certain professional fees & payroll related costs we do not expect to incur in the future. For the nine months ended September 30, 2022, other costs represent (i) $5.8 million related to certain professional fees incurred related to integration, (ii) $5.0 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $3.8 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future.

Array Technologies, Inc.

Adjusted Gross Profit, Adjusted EBITDA, and Adjusted Net Income Reconciliation (unaudited)

(in thousands, except per share amounts)

The following table reconciles net income to Adjusted Net Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$23,214	$40,644	$114,154	$9,683
Preferred dividends and accretion	13,091	12,257	38,359	36,045

Net income (loss) to common shareholders	$10,123	$28,387	$75,795	$(26,362)

Amortization of intangibles	8,949	20,949	27,896	62,603
Amortization of developed technology	3,640	3,640	10,918	10,918
Amortization of debt discount and issuance costs	4,125	1,717	9,123	5,003
Preferred accretion	6,394	6,122	18,792	17,240
Equity based compensation	3,350	4,198	11,930	11,667
Change in fair value of derivative assets	(116)	—	1,140	—
Change in fair value of contingent consideration	190	(572)	2,232	(5,981)
Legal expense (a)	103	2,227	654	5,006
M&A (b)	—	(206)	—	10,771
Legal settlement (c)	—	(42,750)	—	(42,750)
Other costs (d)	—	7,328	—	14,655
Income tax expense of adjustments (e)	(5,323)	(2,166)	(18,618)	(20,569)

Adjusted Net Income	$31,435	$28,874	$139,862	$42,201

Income (loss) per common share
Basic	$0.07	$0.19	$0.50	$(0.18)

Diluted	$0.07	$0.19	$0.50	$(0.18)

Weighted average number of common shares outstanding
Basic	151,068	150,322	150,865	149,604

Diluted	152,323	151,382	152,083	149,604

Adjusted net income per common share
Basic	$0.21	$0.19	$0.93	$0.28

Diluted	$0.21	$0.19	$0.92	$0.28

Weighted average number of common shares outstanding

Basic	151,068	150,322	150,865	149,604

Diluted	152,323	151,382	152,083	150,058

(a)

Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the Company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, which litigation was dismissed with prejudice by the Court on May 19, 2023, and (iii) other litigation. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

Array Technologies, Inc.

Adjusted Gross Profit, Adjusted EBITDA, and Adjusted Net Income Reconciliation (unaudited)

(in thousands, except per share amounts)

(b)	Represents fees related to the acquisition of STI Norland.
(c)	Settlement in our favor resulting from the action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets.
(d)

For the three months ended September 30, 2022, other costs represent (i) $4.9 million related to certain professional fees incurred related to the integration of STI Norland, (ii) $2.2 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $0.2 million of certain professional fees & payroll related costs we do not expect to incur in the future. For the nine months ended September 30, 2022, other costs represent (i) $5.8 million related to certain professional fees incurred related to integration, (ii) $5.0 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $3.8 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future.

(e)	Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.